Exhibit 99.1

               Nara Bancorp Reports 46% Increase in Net
                    Income for First Quarter 2006

    LOS ANGELES--(BUSINESS WIRE)--April 26, 2006--Nara Bancorp, Inc. (the "Company") (NASDAQ: NARA), the holding company of Nara Bank (the "Bank") reported net income of $7.9 million for the first quarter of 2006, an increase of 46% over $5.4 million for the first quarter of 2005. The Company also reported earnings of $0.30 per diluted share for first quarter 2006, a 36% increase compared to $0.22 per diluted share for the first quarter of 2005.
    "We are very pleased with Nara Bancorp's first quarter performance," said Min Kim, Chief Operating Officer and Acting President of Nara Bancorp. "We were able to stay highly focused on our efforts to attract new customer relationships to the Bank, which resulted in double-digit annualized increases in both loans and deposits. We were also able to effectively manage our deposit costs despite a competitive environment, which resulted in a modest expansion of our net interest margin from the first quarter of 2005."

    First Quarter Financial Highlights (2006 vs. 2005):

    --  Net income increased 46% to $7.9 million

    --  Diluted EPS increased 36% to $0.30 per share

    --  Net interest income increased 29% to $22.4 million

    --  Annualized net interest margin increased 34 basis points to
        5.13%

    -- Net loans receivable increased 15% over prior year to $1.51 billion

    --  Deposits increased 22% over prior year to $1.65 billion

    Operating Results for First Quarter 2006

    Net Interest Income and Net Interest Margin. First quarter net interest income before provision for loan losses increased 29% to $22.4 million from $17.3 million for first quarter 2005. The improvement was attributable to a 20% increase in the net average interest-earning assets and a 22 basis point increase in the annualized net interest spread (yield on average interest earning assets less average cost of funds). The resulting annualized net interest margin (net interest income divided by average interest-earning assets) increased 34 basis points to 5.13% in the first quarter of 2006 from 4.79% in the same period of the prior year.
    The weighted average annualized yield on the loan portfolio for first quarter 2006 increased 161 basis points to 8.64% from 7.03% for the same period last year. The increase was the result of the Company's substantially prime rate-based loan portfolio repricing upward with each discount rate increase by the Federal Reserve.
    The weighted average annualized cost of deposits for first quarter 2006 increased 123 basis points to 2.94% from 1.71% for the same period last year. The most significant increase was seen in annualized time deposit costs, which increased 169 basis points to 4.22% from 2.53% last year.
    Sequentially, first quarter 2006 net interest income before provision for loan losses increased $606,000, or 3%, over the fourth quarter 2005. The annualized net interest margin for first quarter 2006 was 5.13%, the same as fourth quarter 2005, an increase of six basis points from the adjusted net interest margin of 5.07% (the net interest margin excluding an upward adjustment in the fourth quarter 2005 from the recognition of unamortized discounts, totaling $245,000 related to certain purchased loans that paid off during the fourth quarter).
    Non-interest Income. First quarter non-interest income increased $1.1 million, or 26%, to $5.3 million from $4.2 million for the same period last year. The increase was primarily due to an increase in SBA loan sale gains of $968,000. The net gains on sale of SBA loans increased primarily due to higher sales volumes of $24 million during first quarter 2006 compared to $14 million during first quarter 2005.
    Non-interest Expense. First quarter non-interest expense increased $2.5 million, or 23%, to $13.2 million from $10.7 million for the same period last year. The increase was driven by higher compensation costs due to staff and management additions, as well as higher accrued bonuses; higher occupancy costs due to opening or commencement of leasing of new branches, and marketing costs relating to the new branches. Included in compensation expense for first quarter 2006 was stock option expense of $288,000 pursuant to the adoption of SFAS 123R, "Share-Based Payment."
    Sequentially, non-interest expense in first quarter 2006 decreased $245,000, or 2%, to $13.2 million from $13.5 million in fourth quarter 2005. This decrease was primarily due to decreases in advertising and marketing expense and professional fees. Advertising and marketing expense were higher during the fourth quarter 2005 due to new branch and holiday promotions. Professional fees were higher during the fourth quarter 2005 primarily due to costs related to legal and consultant fees in connection with the Company's MOU compliance.
    Income Taxes. The effective tax rate was 41% for first quarters of 2006 and 2005.

    Balance Sheet Summary

    At March 31, 2006 total assets were $1.91 billion compared to $1.78 billion at December 31, 2005 and $1.59 billion at March 31, 2005, increases of 31% (annualized) and 20%, respectively.
    Gross loans receivable, excluding loans held for sale of $15.4 million, were $1.52 billion at March 31, 2006, an increase of 15% from the $1.33 billion at March 31, 2005, and an increase of 22% (annualized) from the $1.45 billion at December 31, 2005. The growth in the loan portfolio was primarily driven by the real estate portfolio, which increased at an annualized rate of 33%.
    Total deposits were $1.65 billion at March 31, 2006, an increase of 22% from $1.36 billion at March 31, 2005, and an increase of 33% (annualized) from $1.53 billion at December 31, 2005. One money market account deposit relationship added during the first quarter of 2006 totaling $36.0 million is considered short-term in nature, and may be withdrawn at any time. Such funds are invested in Federal funds sold.
    Core deposits increased on a sequential quarter basis to 56% of total deposits at March 31, 2006 from 53% at December 31, 2005, as non-jumbo time deposits increased 37% sequentially and money market and savings accounts increased 18% and 17%, respectively, a result of a bank-wide deposit campaign during the first quarter of 2006.

    Asset Quality

    Non-performing assets at March 31, 2006 were $5.4 million or 0.28% of total assets, compared to $6.2 million, or 0.35% of total assets at December 31, 2005 and $4.2 million or 0.26% of total assets at March 31, 2005.
    Non-performing loans at March 31, 2006 were $4.6 million or 0.30% of total loans, compared to $5.5 million, or 0.38% of total loans at December 31, 2005 and $3.8 million or 0.29% of total loans at March 31, 2005. The decrease in non-performing loans during the first quarter 2006 was primarily attributable to the pay-off of four non-accrual loans.
    Net loan charge-offs were $300,000 for first quarter 2006, or 0.08% of average loans on an annualized basis, compared to $307,000, or 0.08% of average loans on annualized basis for fourth quarter 2005 and $562,000, or 0.18% of average loan on an annualized basis for first quarter 2005.
    The allowance for loan losses at March 31, 2006 was $18.4 million, or 1.21% of gross loans receivables, compared to $17.6 million, or 1.22% of gross loans receivable at December 31, 2005 and $15.7 million, or 1.19% of gross loans receivable at March 31, 2005.

    Performance Ratios

    The annualized return on average equity (ROE) for first quarter 2006 was 20.72%, compared to 21.83% for fourth quarter 2005, and 21.05% for first quarter 2005. The 2006 first quarter ROE declined from the 2005 first quarter primarily due to the increase in equity resulting from the $20 million of capital raised in September 2005.
    The annualized return on average assets (ROA) for first quarter 2006 was 1.72%, compared to 1.77% for the fourth quarter 2005 and 1.41% for first quarter 2005.
    The efficiency ratio for first quarter 2006 was 47.79%, compared to 48.63% for fourth quarter 2005 and 49.74% for first quarter 2005. The improved efficiency ratio was attributable to generating greater net interest income as a result of asset growth and net interest margin expansion that more than offset increased operating costs.

    Capital

    At March 31, 2006, we continued to exceed the regulatory capital requirements to be classified as a "well-capitalized institution." The Leverage Ratio was 10.45% compared to 10.22% at December 31, 2005 and 8.75% at March 31, 2005. The Tier 1 Risk-based Ratio was 11.67% compared to 11.77% at December 31, 2005 and 9.52% at March 31, 2005. The Total Risk-based Ratio was 12.79% compared to 12.90% at December 31, 2005 and 10.97% at March 31, 2005.

    Outlook

    For the full year 2006, Nara Bancorp continues to expect fully diluted earnings per share to range between $1.20 and $1.25.
    Commenting on the outlook, Ms. Kim said, "Our loan pipeline remains healthy and our deposit campaigns are helping us to effectively manage our funding costs. While we expect our net interest margin to be flat to slightly lower over the remainder of 2006, as rates stop rising, we believe the impact will be offset by increased net interest income from loan growth, increased SBA loan sale gains, and lower expenses in the second half of the year related to our regulatory compliance efforts. Overall, we expect to continue generating steady growth as we move through 2006."

    Conference Call and Webcast

    A conference call with simultaneous web cast to discuss the Company's first quarter 2006 financial results will be held tomorrow, April 27, 2006 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 866-700-6293 (domestic) or 617-213-8835 (international). There will also be a live web cast of the call available at the Investor Relations section of Nara Bank's web site at www.narabank.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.
    After the live web cast, a replay will remain available in the Investor Relations section of Nara Bancorp's web site. A replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through May 4, 2006; the pass code is 57526806.

    About Nara Bancorp, Inc.

    Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 18 branches and 8 loan production offices in the United States and one liaison office in Seoul, Korea. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Colorado, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

    Forward-Looking Statements

    This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.



                          Nara Bancorp, Inc.
            Consolidated Statements of Financial Condition
                   Unaudited (Dollars in Thousands)


Assets           3/31/2006  12/31/2005  % change   3/31/2005 % change
                ------------------------------------------------------

Cash and due
 from banks        $38,306     $32,924        16%    $28,308       35%
Federal funds
 sold               75,500      33,100       128%     20,500      268%
Term federal
 funds sold          7,000       7,000         0%     12,000      -42%
Securities available
 for sale, at fair
 value             185,653     174,709         6%    134,283       38%
Securities held
 to maturity, at
 amortized cost
 (fair value:
 March 31, 2006
 - $1,015;
 December 31,
 2005 - $1,023;
 March 31, 2005
 - $2,070)           1,000       1,001         0%      2,001      -50%
Federal Home
 Loan Bank and
 Federal Reserve
 Bank stock          8,341       8,266         1%      6,997       19%
Loans held for
 sale, at the
 lower of cost
 or market          15,422      17,083       -10%      7,084      118%
Loans receivable 1,524,377   1,445,740         5%  1,325,859       15%
Allowance for
 loan losses       (18,398)    (17,618)        4%    (15,715)      17%
                ------------------------------------------------------
  Net loans      1,505,979   1,428,122         5%  1,310,144       15%
                ------------------------------------------------------
Accrued interest
 receivable          7,694       7,620         1%      6,157       25%
Premises and
 equipment, net      8,575       8,148         5%      6,846       25%
Cash surrender
 value of life
 insurance          14,775      14,640         1%     14,322        3%
Goodwill             2,347       2,347         0%      2,347        0%
Other intangible
 assets, net         3,416       3,589        -5%      4,118      -17%
Other assets        37,302      37,273         0%     35,360        5%
                ------------------------------------------------------
  Total assets  $1,911,310  $1,775,822         8% $1,590,467       20%
                ======================================================


Liabilities

Deposits        $1,650,623  $1,526,486         8% $1,357,263       22%
Borrowings from
 Federal Home
 Loan Bank          31,000      31,000         0%     63,500      -51%
Subordinated
 debentures         39,268      39,268         0%     39,268        0%
Accrued interest
 payable            11,655       8,755        33%      4,345      168%
Other
 liabilities        24,307      23,559         3%     22,008       10%
                ------------------------------------------------------
  Total
   liabilities   1,756,853   1,629,068         8%  1,486,384       18%
                ------------------------------------------------------

Stockholders' Equity

Common stock,
$0.001 par value;
 authorized,
 40,000,000
 shares; issued
 and outstanding,
 25,557,948,
 25,444,442 and
 23,366,660
 shares at
 March 31, 2006,
 December 31,
 2005 and March
 31, 2005,
 respectively          $25         $25         0%        $23        9%
Capital surplus     70,900      69,451         2%     45,072       57%
Retained
 earnings           88,192      81,016         9%     61,611       43%
Accumulated
 other
 comprehensive
 income (loss),
 net                (4,660)     (3,738)       25%     (2,623)      78%
                ------------------------------------------------------
  Total
   stockholders'
   equity          154,457     146,754         5%    104,083       48%
                ------------------------------------------------------

  Total
   liabilities
   and
   stockholders'
   equity       $1,911,310  $1,775,822         8% $1,590,467       20%
                ======================================================


                          Nara Bancorp, Inc.
                   Consolidated Statements of Income
      Unaudited (Dollars in Thousands, Except for Per Share Data)

                                  Three Months Ended,
                 -----------------------------------------------------
                  3/31/2006  12/31/2005  % change   3/31/2005 % change
                 -----------------------------------------------------

Interest income:
  Interest and
   fees on loans    $32,400     $30,895        5%    $22,455       44%
  Interest on
   securities         1,884       1,871        1%      1,400       35%
  Interest on
   federal funds
   sold  and
   other
   investments          792         651       22%        239      231%
                 -----------------------------------------------------
    Total
     interest
     income          35,076      33,417        5%     24,094       46%
                 -----------------------------------------------------

Interest expense:
  Interest on
   deposits          11,589      10,537       10%      5,458      112%
  Interest on
   other
   borrowings         1,122       1,121        0%      1,304      -14%
                 -----------------------------------------------------
    Total
     interest
     expense         12,711      11,658        9%      6,762       88%
                 -----------------------------------------------------

Net interest
 income before
 provision for
 loan losses         22,365      21,759        3%     17,332       29%
Provision for
 loan losses          1,080         857       26%      1,650      -35%
                 -----------------------------------------------------
Net interest
 income after
 provision for
 loan losses         21,285      20,902        2%     15,682       36%
                 -----------------------------------------------------

Non-interest income:
  Service fees on
   deposit
   accounts           1,537       1,569       -2%      1,578       -3%
  Net gains on
   sales of SBA
   loans              1,717       2,297      -25%        749      129%
  Net gains on
   sales of
   securities
   available-for-
   sale                   -           -        0%         15     -100%
  Other income
   and fees           2,019       2,043       -1%      1,837       10%
                 -----------------------------------------------------
    Total non-
     interest
     income           5,273       5,909      -11%      4,179       26%
                 -----------------------------------------------------

Non-interest expense:
  Salaries and
   employee
   benefits           6,811       6,361        7%      5,263       29%
  Occupancy           1,816       1,907       -5%      1,596       14%
  Furniture and
   equipment            520         589      -12%        510        2%
  Advertising and
   marketing            551         789      -30%        390       41%
  Data processing
   and
   communications       953         920        4%        796       20%
  Professional
   fees                 678       1,159      -42%        756      -10%
  Other               1,880       1,729        9%      1,389       35%
                 -----------------------------------------------------
    Total non-
     interest
     expense         13,209      13,454       -2%     10,700       23%
                 -----------------------------------------------------
Income before
 income taxes        13,349      13,357        0%      9,161       46%
Income taxes          5,470       5,446        0%      3,756       46%
                 -----------------------------------------------------
Net Income           $7,879      $7,911        0%     $5,405       46%
                 =====================================================

Earnings Per
 Share:
  Basic               $0.31       $0.31                $0.23
  Diluted             $0.30       $0.30                $0.22

Average Shares
 Outstanding
  Basic          25,473,400  25,406,294           23,353,801
  Diluted        26,140,846  26,180,117           24,669,721


                          Nara Bancorp, Inc.
                           Supplemental Data
      Unaudited (Dollars in Thousands, Except for Per Share Data)

                         (Annualized)
                At or for the three months ended,
               -----------------------------------
Profitability
 measures:      3/31/2006  12/31/2005  3/31/2005
               ----------------------------------
  ROA                1.72%       1.77%      1.41%
  ROE               20.72%      21.83%     21.05%
  Net interest
   margin            5.13%       5.13%      4.79%
  Efficiency
   ratio            47.79%      48.63%     49.74%
  Yield on loan
   portfolio         8.64%       8.49%      7.03%
  Yield on
   interest-
   earning
   assets            8.04%       7.88%      6.65%
  Cost of
   interest-
   bearing
   deposits          3.80%       3.57%      2.32%
  Cost of total
   deposits          2.94%       2.74%      1.71%
  Cost of
   interest-
   bearing
   liabilities       3.95%       3.74%      2.53%
  Cost of funds      3.09%       2.90%      1.92%
  Net interest
   spread
   (yield on
   average
   interest-
   earning
   assets -
   average cost
   of funds)         4.95%       4.98%      4.73%


                          For the three months ended
               -------------------------------------------------------
                3/31/2006  12/31/2005   % change   3/31/2005 % change
               -------------------------------------------------------
AVERAGE BALANCES
Gross loans,
 includes loans
 held for sale $1,500,177  $1,454,930        3%   $1,277,808       17%
Interest-
 earning assets 1,744,924   1,696,845        3%    1,448,668       20%
Total assets    1,836,238   1,790,975        3%    1,533,157       20%

Interest-
 bearing
 deposits       1,218,324   1,179,585        3%      941,839       29%
Interest-
 bearing
 liabilities    1,286,621   1,247,753        3%    1,069,365       20%
Non-interest-
 bearing demand
 deposits         360,460     359,103        0%      335,753        7%
Stockholders'
 Equity           152,105     144,963        5%      102,687       48%

LOAN PORTFOLIO
 COMPOSITION:   3/31/2006  12/31/2005   % change   3/31/2005 % change
               -------------------------------------------------------

Commercial
 loans           $495,080    $483,231        2%     $465,762        6%
Real estate
 loans            973,903     900,699        8%      796,962       22%
Consumer and
 other loans       58,214      64,633      -10%       66,180      -12%
               -------------------------------------------------------
  Loans
   outstanding  1,527,197   1,448,563        5%    1,328,904       15%
Unamortized
 deferred loan
 fees - net of
 costs             (2,820)     (2,823)       0%       (3,045)      -7%
               -------------------------------------------------------
  Loans, net of
   deferred
   loan fees
   and costs    1,524,377   1,445,740        5%    1,325,859       15%
Allowance for
 loan losses      (18,398)    (17,618)       4%      (15,715)      17%
               -------------------------------------------------------
Loan
 receivable,
 net           $1,505,979  $1,428,122        5%   $1,310,144       15%
               =======================================================


                                 For the period ended
                ------------------------------------------------------
ALLOWANCE FOR
 LOAN LOSSES:    3/31/2006  12/31/2005   % Change   3/31/2005 % Change
                ------------------------------------------------------
Balance at
 Beginning of
 Period            $17,618     $14,627        20%    $14,627       20%
Provision for
 Loan Losses         1,080       5,427       -80%      1,650      -35%
Recoveries             351         630       -44%        294       19%
Charge Offs           (651)     (3,066)      -79%       (856)     -24%
                ------------------------------------------------------
Balance at End
 of Period         $18,398     $17,618         4%    $15,715       17%
                ======================================================
Net charge-
 off/Average
 gross loans
 (annualized)         0.08%       0.18%                 0.18%

NON-PERFORMING
 ASSETS          3/31/2006  12/31/2005  3/31/2005
                ----------------------------------
Delinquent Loans
 90 days or more
 on Non-Accrual
 Status             $4,589      $5,489     $3,838
Delinquent Loans
 90 days or more
 on Accrual
 Status                  -           -          -
                ----------------------------------
Total Non-
 Performing
 Loans               4,589       5,489      3,838
Other real
 estate owned            -           -          -
Restructured
 Loans                 807         741        322
                ----------------------------------
Total Non-
 Performing
 Assets             $5,396      $6,230     $4,160
                ==================================
Non-Performing
 Assets/ Total
 Assets               0.28%       0.35%      0.26%
Non-Performing
 Loans/Gross
 Loans                0.30%       0.38%      0.29%
Allowance for
 loan losses/
 Gross Loans          1.21%       1.22%      1.19%
Allowance for
 loan losses/
 Non-Performing
 Loans                 401%        321%       409%

DEPOSIT
 COMPOSITION     3/31/2006  12/31/2005   % Change   3/31/2005 % Change
                ------------------------------------------------------
  Non-interest-
   bearing
   demand
   deposits       $375,672    $371,943         1%   $363,614        3%
  Money market
   and other       218,235     185,550        18%    270,703      -19%
  Saving
   deposits        141,327     120,948        17%    111,674       27%
  Time deposits
   of $100,000
   or more         732,348     714,636         2%    527,768       39%
  Other time
   deposits        183,041     133,409        37%     83,504      119%
                ------------------------------------------------------
    Total
     deposit
     balances   $1,650,623  $1,526,486         8% $1,357,263       22%
                ======================================================

DEPOSIT
 COMPOSITION (%) 3/31/2006  12/31/2005  3/31/2005
                ---------------------------------
  Non-interest-
   bearing
   demand
   deposits           22.7%       24.4%     26.8%
  Money market
   and other          13.2%       12.2%     19.9%
  Saving
   deposits            8.6%        7.9%      8.2%
  Time deposits
   of $100,000
   or more            44.4%       46.8%     38.9%
  Other time
   deposits           11.1%        8.7%      6.2%
                ----------- ----------- ----------
    Total
     deposit
     balances        100.0%      100.0%    100.0%
                =========== =========== ==========


CAPITAL RATIOS   3/31/2006  12/31/2005  3/31/2005
                ----------------------------------
  Total
   stockholders'
   equity         $154,457    $146,754   $104,083
  Tier 1 risk-
   based capital
   ratio             11.67%      11.77%      9.52%
  Total risk-
   based capital
   ratio             12.79%      12.90%     10.97%
  Tier 1
   leverage
   ratio             10.45%      10.22%      8.75%
  Book value per
   share             $6.04       $5.77      $4.45
  Tangible book
   value per
   share             $5.82       $5.53      $4.18
  Tangible
   equity to
   tangible
   assets             7.80%       7.96%      6.16%





    CONTACT: Investors and Financial Media:
             Financial Relations Board
             Tony Rossi, 310-854-8317